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                AGREEMENT FOR ASSIGNMENT OF RIGHTS

BETWEEN

KENO INTERNATIONAL, INC., a Nevada Corporation ("Keno
International")

AND

LAS VEGAS GAMING, INC., a Nevada Corporation  ("Las Vegas Gaming")
__________________________________________________________________

Las Vegas Gaming, in consideration for the assignment by Keno
International of its Keno license agreement in Puerto Rico (the
"license") dated December 16, 1996 (attached hereto), agrees as follows:

1. Upon the activation of play of the first keno game authorized under the license in Puerto Rico, Las Vegas Gaming will:

a.	distribute to Keno International 50,000 shares of its common stock.  Such stock shall be marked restricted;
b.	nominate Bill Williams to its board of directors, if he has
not already been so appointed;
c.	pay a royalty fee of $5,000 per month until the trading
value of the common stock issued under item "a" equals or exceeds $2,000,000 and the stock can be traded under some exemption or registration under the US securities' laws, or keno ceases to be played under the license (whichever comes first).

2. At the point in time when the operation of the keno games under the license has obtained net earnings of $1 million, Las Vegas Gaming shall distribute to Keno International an additional 150,000 shares of its common stock. Such stock shall be marked restricted

3. This agreement shall expire on December 31, 2001, if Las Vegas
Gaming has not activated a keno game in Puerto Rico under the license.



Dated: August 12, 1999.

/s/ Bill Williams
_____________________________
Keno International, Inc.
By: Bill Williams
Its: President


/s/ Russell R. Roth
_____________________________
Las Vegas Gaming, Inc.
By: Russell R. Roth
Its: President